EXHIBIT 99.1


Contacts:   Mara Sipzener                 Meg Brossy
            Connors Communications        Chief Marketing Officer, 24/7 Media
                                          212-807-7500      212-231-7104
            mara@connors.com              mbrossy@247media.com



         24/7 Media Seizes Technology Leadership in Global Ad Serving
                      via Acquisitions of IMAKE and Sabela


      NEW YORK, January 10, 2000 - 24/7 Media, Inc. (NASDAQ: TFSM), one of the largest global Internet media and technology companies, today announced that it has acquired IMAKE Software and Services, Inc. and Sabela Media, Inc., through separate stock-for-stock transactions. The combined value of these deals is approximately $150 million.

      "With these two acquisitions, 24/7 Media instantly brings together the most extraordinary collection of ad serving technology and talent in the world," said David J. Moore, Chief Executive Officer of 24/7 Media, Inc. "This combination gives us a robust technology infrastructure that will enable us to meet the enormous worldwide demand for better ad serving technology, accelerate the recently commenced deployment of 24/7 Connect across the 24/7 Network, and spearhead our leadership of the industry's expansion into broadband ad serving."

      IMAKE is a leading provider of technology products that facilitate the convergence of Internet technologies with broadband video programming. IMAKE's flagship e.merge(TM) product offers a fully integrated, customizable suite of business applications designed to manage marketing campaigns across multiple forms of electronic media. E.merge provides real-time targeted marketing, complete back office support services and other applications that facilitate the integration of broadband video programming with a variety of Internet-enabled services. IMAKE also provides system integration services and played a key role in the development of 24/7 Connect, 24/7 Media's next generation online ad serving and management system. IMAKE's current customers include the americast consortium (The Walt Disney Corporation, GTE, Ameritech, Bell South and Southern New England Telecommunications), Bell Atlantic, MCI Worldcom, Motorola and Associated Press.

      The integration of 24/7 Connect with IMAKE's e.merge technology will enable 24/7 Media to deliver campaigns across Web sites, email, electronic programming guides, wireless, set top boxes and other information appliances via one interface. The IMAKE acquisition extends 24/7 Media's customer base to telecommunication companies, Internet service providers, cable service operators and digital entertainment content providers. 24/7 Media's product offerings will enable Web publisher clients to develop enhanced broadband and wireless content, and advertising capabilities.

      "By joining forces with 24/7 Media and Sabela, we can achieve cross-platform dominance of the global ad serving market," said Mark Schaszberger, Chief Executive Officer of IMAKE Software and Services. "Furthermore, clients of IMAKE will benefit greatly when e.merge is enabled with 24/7 Connect's premier real-time profiling and targeted advertising, producing significant new revenue opportunities for e.merge customers."


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      Sabela is a global ad serving, tracking and analysis company with products for online advertisers and Web publishers. As Australia's undisputed leading provider of ad serving services, Sabela has recently begun aggressive expansion worldwide, starting with the United States, Far East and European markets. Sabela's sophisticated, real-time user profiling technology uses unique filtering and analysis tools to allow online advertisers to match their messages with key audiences on a true
      one-to-one  basis.   Sabela's  adaptive   targeting   technology   enables
      advertisers to react to specific changes in a user's profile on an instantaneous basis. Sabela Media currently serves top-tier worldwide customers that include Western Initiative Media, House of Blues, OzEmail, IDG Communications and TMP Worldwide.

      "We have long admired 24/7 Media's vision, and our engineers are extremely impressed with 24/7 Connect," said James Green, Chief Executive Officer of Sabela. "Our combination with 24/7 Media dramatically enhances our ability to compete in the Internet ad serving marketplace. We look forward to collaborating with 24/7 Media to fully launch 24/7 Connect and to combine the best aspects of both technologies into a single global ad serving system that will far surpass anything in the marketplace today."

      IMAKE and Sabela join 24/7 Media's technology group and its management team will become an essential part of 24/7 Media's technology staff, led by Ron Johnson, Chief Information Officer. 24/7 Media's technology team now consists of 145 engineers and programmers coupled with technical support staff in 8 locations worldwide. 24/7 Media will leverage IMAKE and Sabela's technology teams to support the global rollout of 24/7 Connect and to accelerate the deployment of 24/7 Connect as a third-party technology solution.

      About 24/7 Media, Inc.

      Reaching nearly 60% of all online users in the U.S., 24/7 Media, Inc. is one of the largest global Internet media and technology companies. Through its global online advertising and direct marketing networks, 24/7 Media provides a full suite of online media services to advertisers and Web publishers. Through its flagship ad network, 24/7 Media represents more than 2.5 billion ad impressions per month on more than 400 high-profile sites globally. 24/7 Mail, the worlds largest permission based opt-in email database, consists of 15.5 million profiles that can be used to deliver targeted online banner and email campaigns. 24/7 Connect is a next generation online ad serving and management system. Based in New York, 24/7 Media, Inc. has offices in 42 cities in 25 countries. For more information, please visit www.247media.com.







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